Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-85904 on Form S-8 of our report dated June 8, 2005, appearing in this Annual Report on Form 11-K of the Dominion Transmission and Hope Gas Union Savings Plan for Employees Represented by the United Gas Workers Union, Local 69 - Division II, SEIU, AFL-CIO for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 14, 2005